Exhibit 99.1

ARQULE, INC.

2008 Annual Meeting

Report of Matters Voted Upon by Stockholders

1.               The 2008 Annual Meeting of Stockholders of the Registrant (the “Annual Meeting”) was held at 19 Presidential Way, Woburn, Massachusetts 01801, on May 15, 2008 commencing at 10:00 a.m. pursuant to notice properly given.

2.               At the close of business on March 28, 2008, the record date for the determination of stockholders entitled to vote at the Annual Meeting, the outstanding voting securities of the Company were 43,772,775 shares of common stock, $0.01 par value.  Each of the outstanding shares was entitled to one vote on the matters to come before the Annual Meeting.

3.               At the Annual Meeting 34,148,594 shares of the Registrant’s issued and outstanding common stock, were represented in person or by proxy, constituting a quorum.

4.               At the Annual Meeting, each of the following nominees for director received the respective number of votes set forth opposite his name, constituting a plurality of the votes cast, and was duly elected as a director of the Registrant.

	Number of	Number of Votes
Nominee	Votes For	Withheld

Ronald M. Lindsay	33,593,728	554,866

William G. Messenger	33,016,860	1,131,734

Patrick J. Zenner	26,453,866	7,694,728

5.               The following table states the tally of the votes cast on the proposal to approve amendments to our Amended and Restated 1994 Equity Incentive Plan to increase the number of shares of common stock available for to awards granted under the Plan by 2,400,000, from 9,600,000 to 12,000,000 shares of common stock and to incorporate other changes described in our proxy statement.

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes

5,857,985	17,362,735	36,088	10,891,786

6.               The following table states the tally of the votes cast on the proposal to ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit ArQule’s financial statements for the fiscal year ending December 31, 2008.

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes

33,798,952	319,056	30,586	N/A